UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*


                                Cott Corporation
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                                  Common Stock
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   22163N 10 6
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                             David P. Kreisler, Esq.
                           Weil, Gotshal & Manges LLP
                               100 Federal Street
                           Boston, Massachusetts 02110
                                 (617) 772-8300
--------------------------------------------------------------------------------
           (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
                       RECEIVE NOTICES AND COMMUNICATIONS)


                                  May 19, 2004
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


------------------------------ --------------------------------------- ------------ ------------------------------------------------
CUSIP No.                      22163N 10 6                                 13D                        Page 2 of 12
------------------------------ --------------------------------------- ------------ ------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          THOMAS H. LEE EQUITY FUND IV, L.P.

                    I.R.S. IDENTIFICATION NO.                                       04-3399873
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- ------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- --------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  OO

------------------- --------------------------------------------------------------------------------------------- ------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e):                                                                               [_]
------------------- -------------------------------------------------- -------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              DELAWARE

------------------------------ ------- -------------------------------------------- ------------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- ------------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- ------------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- ------------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- ------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- ------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [ ]

------------------- --------------------------------------------------------------------------------------------- ------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           LESS THAN 1%

------------------- -------------------------------------------------- -------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          PN

------------------- -------------------------------------------------- -------------------------------------------------------------


                                       2

------------------------------ --------------------------------------- ------------ ------------------------------------------------
CUSIP No.                      22163N 10 6                                 13D                        Page 3 of 12
------------------------------ --------------------------------------- ------------ ------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          THOMAS H. LEE FOREIGN FUND IV, L.P.

                    I.R.S. IDENTIFICATION NO.                                       04-3417188
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- ------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- --------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  OO

------------------- --------------------------------------------------------------------------------------------- ------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e):                                                                               [_]
------------------- -------------------------------------------------- -------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              DELAWARE

------------------------------ ------- -------------------------------------------- ------------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- ------------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- ------------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- ------------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- ------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- ------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [ ]

------------------- --------------------------------------------------------------------------------------------- ------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           LESS THAN 1%

------------------- -------------------------------------------------- -------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          PN

------------------- -------------------------------------------------- -------------------------------------------------------------


                                       3

------------------------------ --------------------------------------- ------------ ------------------------------------------------
CUSIP No.                      22163N 10 6                                 13D                        Page 4 of 12
------------------------------ --------------------------------------- ------------ ------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          THOMAS H. LEE FOREIGN FUND IV-B, L.P.

                    I.R.S. IDENTIFICATION NO.                                       04-3471267
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- ------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- --------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  OO

------------------- --------------------------------------------------------------------------------------------- ------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e):                                                                               [_]
------------------- -------------------------------------------------- -------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              DELAWARE

------------------------------ ------- -------------------------------------------- ------------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- ------------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- ------------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- ------------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- ------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- ------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [ ]

------------------- --------------------------------------------------------------------------------------------- ------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           LESS THAN 1%

------------------- -------------------------------------------------- -------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          PN

------------------- -------------------------------------------------- -------------------------------------------------------------


                                       4

------------------------------ --------------------------------------- ------------ ------------------------------------------------
CUSIP No.                      22163N 10 6                                 13D                        Page 5 of 12
------------------------------ --------------------------------------- ------------ ------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          THL EQUITY ADVISORS IV, LLC

                    I.R.S. IDENTIFICATION NO.                                       04-3399871
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- ------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- --------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  OO

------------------- --------------------------------------------------------------------------------------------- ------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e):                                                                               [_]
------------------- -------------------------------------------------- -------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              MASSACHUSETTS

------------------------------ ------- -------------------------------------------- ------------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- ------------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- ------------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- ------------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- ------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- ------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [ ]

------------------- --------------------------------------------------------------------------------------------- ------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           LESS THAN 1%

------------------- -------------------------------------------------- -------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          OO

------------------- -------------------------------------------------- -------------------------------------------------------------


                                       5

------------------------------ --------------------------------------- ------------ ------------------------------------------------
CUSIP No.                      22163N 10 6                                 13D                        Page 6 of 12
------------------------------ --------------------------------------- ------------ ------------------------------------------------

------------------- -------------------------------------------------- -------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          THOMAS H. LEE CHARITABLE INVESTMENT LIMITED PARTNERSHIP

                    I.R.S. IDENTIFICATION NO.                                       04-3422937
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- ------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- --------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  OO

------------------- --------------------------------------------------------------------------------------------- ------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e):                                                                               [_]
------------------- -------------------------------------------------- -------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              MASSACHUSETTS

------------------------------ ------- -------------------------------------------- ------------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- ------------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- ------------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- ------------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- ------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- ------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [ ]

------------------- --------------------------------------------------------------------------------------------- ------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           LESS THAN 1%

------------------- -------------------------------------------------- -------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          PN

------------------- -------------------------------------------------- -------------------------------------------------------------


                                       6

------------------------------ --------------------------------------- ------------ ------------------------------------------------
CUSIP No.                      22163N 10 6                                 13D                        Page 7 of 12
------------------------------ --------------------------------------- ------------ ------------------------------------------------

------------------- -------------------------------------------------- -------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          THL COINVESTORS III-B, LLC

                    I.R.S. IDENTIFICATION NO.                                       04-3361521
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- ------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- --------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  OO

------------------- --------------------------------------------------------------------------------------------- ------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e):                                                                               [_]
------------------- -------------------------------------------------- -------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              MASSACHUSETTS

------------------------------ ------- -------------------------------------------- ------------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- ------------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         56,200
          OWNED BY
                               ------- -------------------------------------------- ------------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- ------------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    56,200

------------------- --------------------------------------------------------------- ------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        56,200

------------------- --------------------------------------------------------------------------------------------- ------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [ ]

------------------- --------------------------------------------------------------------------------------------- ------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           LESS THAN 1%

------------------- -------------------------------------------------- -------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          OO

------------------- -------------------------------------------------- -------------------------------------------------------------


                                       7

------------------------------ --------------------------------------- ------------ ------------------------------------------------
CUSIP No.                      22163N 10 6                                 13D                        Page 8 of 12
------------------------------ --------------------------------------- ------------ ------------------------------------------------

------------------- -------------------------------------------------- -------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          THL COINVESTORS III-A, LLC

                    I.R.S. IDENTIFICATION NO.                                       04-3361519
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- ------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- --------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  WC

------------------- --------------------------------------------------------------------------------------------- ------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e):                                                                               [_]
------------------- -------------------------------------------------- -------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              DELAWARE

------------------------------ ------- -------------------------------------------- ------------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- ------------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         -0-
          OWNED BY
                               ------- -------------------------------------------- ------------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- ------------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    -0-

------------------- --------------------------------------------------------------- ------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        -0-

------------------- --------------------------------------------------------------------------------------------- ------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [ ]

------------------- --------------------------------------------------------------------------------------------- ------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           LESS THAN 1%

------------------- -------------------------------------------------- -------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          OO

------------------- -------------------------------------------------- -------------------------------------------------------------


                                       8

------------------------------ --------------------------------------- ------------ ------------------------------------------------
CUSIP No.                      22163N 10 6                                 13D                        Page 9 of 12
------------------------------ --------------------------------------- ------------ ------------------------------------------------

------------------- -------------------------------------------------- -------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          THOMAS H. LEE

                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- --------------------------------------------------------------------------------------------- ------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ------------------------------- --------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                  OO

------------------- --------------------------------------------------------------------------------------------- ------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e):                                                                               [_]
------------------- -------------------------------------------------- -------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              UNITED STATES

------------------------------ ------- -------------------------------------------- ------------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           -0-
           SHARES
                               ------- -------------------------------------------- ------------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         56,200
          OWNED BY
                               ------- -------------------------------------------- ------------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      -0-
          REPORTING
                               ------- -------------------------------------------- ------------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    56,200

------------------- --------------------------------------------------------------- ------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        56,200

------------------- --------------------------------------------------------------------------------------------- ------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [ ]

------------------- --------------------------------------------------------------------------------------------- ------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           LESS THAN 1%

------------------- -------------------------------------------------- -------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          IN

------------------- -------------------------------------------------- -------------------------------------------------------------

                                  SCHEDULE 13D
                                  ------------

           This Amendment No. 3 to Schedule 13D supplements the information set forth in the Schedule 13D, as amended by Amendment No. 2, filed jointly on behalf of the following persons on February 18, 2004: (1) Thomas H. Lee Equity Fund IV, L.P., a Delaware limited partnership, (2) Thomas H. Lee Foreign Fund IV, L.P., a Delaware limited partnership, (3) Thomas H. Lee Foreign Fund IV-B, L.P., a Delaware limited partnership, (4) THL Equity Advisors IV, LLC, a Massachusetts limited liability company, (5) THL Coinvestors III-A, LLC, a Massachusetts limited liability company, (6) THL Coinvestors III-B, LLC, a Massachusetts limited liability company, (7) Thomas H. Lee Charitable Investment Limited Partnership, a Massachusetts limited partnership, (8) Thomas H. Lee, a United States citizen (9) PaineWebber Capital, Inc., a Delaware corporation,
(10) PW Partners 1997, L.P., a Delaware limited partnership, (11) PW Partners 1997, Inc., a Delaware corporation, (12) Granite LB Limited, a Canadian corporation, (13) Granite 95 Holdings, Inc. (formerly Stollark Investment Ltd.), a Canadian corporation, (14) 151797 Canada Inc., a Canadian corporation, and
(15) 151793 Canada Inc., a Canadian corporation.

           Except as specifically amended by this Schedule 13D/A, the original
Schedule 13D, as amended by Amendment No. 3, remains in full force and effect.

           Item 1. Security and Issuer.

           The class of equity security to which this statement relates is Common Stock, no par value per share (the "Common Shares") of Cott Corporation, a Canadian corporation (the "Issuer"). The principal executive offices of the Issuer are located at 207 Queen's Quay West, Suite 340, Toronto, Ontario, M5J 1A7.

           Item 2. Identity and Background.

(a) - (c) and (f)

           This Schedule 13D is being filed jointly on behalf of the following persons (collectively, the "Reporting Persons"): (1) Thomas H. Lee Equity Fund IV, L.P., a Delaware limited partnership ("Equity Fund"), (2) Thomas H. Lee Foreign Fund IV, L.P., a Delaware limited partnership ("Foreign Fund"), (3) Thomas H. Lee Foreign Fund IV-B, L.P., a Delaware limited partnership ("Foreign Fund B"), (4) THL Equity Advisors IV, LLC, a Massachusetts limited liability company ("Advisors"), (5) THL Coinvestors III-A, LLC, a Massachusetts limited liability company ("Coinvestors A"), (6) THL Coinvestors III-B, LLC, a Massachusetts limited liability company ("Coinvestors B"), (7) Thomas H. Lee Charitable Investment Limited Partnership, a Massachusetts limited partnership ("Charitable Investment"), and (8) Thomas H. Lee, a United States citizen

           The address of each Reporting Persons is c/o Thomas H. Lee Company, 100 Federal Street, Boston, Massachusetts 02110.

           Each of Equity Fund, Foreign Fund, Foreign Fund B, Coinvestors A, Coinvestors B and Charitable Investment is principally engaged in the business of investment in securities. Advisors is principally engaged in the business of serving as general partner of Equity Fund, Foreign Fund and Foreign Fund B. Thomas H. Lee is the general partner of Charitable Investment, the Managing Member of Coinvestors A and Coinvestors B, the general director of the Managing Member of Advisors and is principally engaged in the business of investment in securities.

           Item 4. Interest in Securities of the Issuer.

Items 5(a) and (b) are hereby amended and replaced in their entirety with the following:

           By virtue of the Subscription Agreement, the Share and Option Purchase Agreement, the Stockholders' Agreement, the Letter Agreement and the relationships among the Reporting Persons described herein, the Reporting Persons may constitute a "group" within the meaning of Rule 13d-5(b) under the Exchange Act. As a member of a group, each Reporting Person may be deemed to beneficially own the Common Shares beneficially owned by the members of the group as a whole. As of May 19, 2004, the Reporting Persons beneficially owned in the aggregate 56,200 Common Shares, representing less than 1% of the shares of Common Stock of the Issuer outstanding as of October 31, 2004 (the "Outstanding Shares"). Each of the Reporting Persons expressly disclaims beneficial ownership of the Common Shares held by any other members of such group except Thomas H. Lee does not disclaim beneficial ownership of the Common Shares held by Coinvestors B to the extent of its pecuniary interest therein.

           Thomas H. Lee, as Managing Member of Coinvestors B, may be deemed to share voting and dispositive power with respect to 56,200 of Common Shares beneficially owned by such entity, which represents less than 1% of the Outstanding Shares. The filing of this Amendment No. 3 to Schedule 13D by Thomas
H. Lee shall not be construed as an admission that Thomas H. Lee is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of the Common Shares held by such entity.

                                   Signatures
                                   ----------

           After reasonable inquiry and to the best knowledge and belief of each of the undersigned, such person certifies that the information set forth in this Amendment No. 3 to Schedule 13D with respect to such person is true, complete and correct.

           IN WITNESS WHEREOF, each of the undersigned has executed this instrument as of this 10th day of February 2005.



                         THOMAS H. LEE EQUITY FUND IV, L.P.

                         By:  THL Equity Advisors IV, LLC, its General
                                 Partner

                         By:   /s/ C. Hunter Boll
                            ----------------------------------------------------
                              Name: C. Hunter Boll
                              Title: Managing Director


                         THL EQUITY ADVISORS IV, LLC

                         By:  /s/ C. Hunter Boll
                            ----------------------------------------------------
                              Name: C. Hunter Boll
                              Title: Managing Director


                         Thomas H. Lee Foreign Fund IV, L.P., Thomas H. Lee Foreign Fund IV-B, L.P., Thomas H. Lee Charitable Investment Limited Partnership, Thomas H. Lee, THL-Coinvestors III-A, LLC and THL-Coinvestors III-B, LLC.


                         By: C. Hunter Boll, Attorney-in-fact for the
                             above-named parties

                            /s/ C. Hunter Boll
                         -------------------------------------------------------
                         C. Hunter Boll, Attorney-in-fact